EXHIBIT 12.  RATIO OF EARNINGS TO FIXED CHARGES

                REEVES INDUSTRIES, INC. AND SUBSIDIARIES

(In thousands, except ratios)

                              Fiscal Year Ended December 31,
                         1990    1991     1992     1993     1994

Income from
 continuing
 operations before
 income taxes          $ 6,467  $ 4,917  $ 8,569  $11,858  $14,577

Plus fixed charges:

  Interest expense
   and amortization
   of financing costs
   and debt discount    19,935   21,777   17,633   16,394   16,385

  Interest portion of
   rent expense            213      396      476      491      933
                       -------  -------  -------  -------  -------
Total fixed charges     20,148   22,173   18,109   16,885   17,318
                       -------  -------  -------  -------  -------

Earnings plus fixed
  charges              $26,615  $27,090  $26,678  $28,743  $31,895
                       =======  =======  =======  =======  =======

Ratio of earnings to
 fixed charges            1.3x     1.2x     1.5x     1.7x     1.8x
                       =======  =======  =======  =======  =======


EXHIBIT 21.  SUBSIDIARIES OF THE REGISTRANT


                SUBSIDIARIES OF REEVES INDUSTRIES, INC.


                                             State or Country
                                             of Incorporation


     Reeves Brothers, Inc.                       Delaware

     Subsidiaries of Reeves Brothers, Inc.:
       Turner Freight Systems, Inc.            South Carolina
       Reeves Penna, Inc.                       Pennsylvania
       Reeves S.p.A.                                Italy